UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 13, 2007

Newell Rubbermaid Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10B Glenlake Parkway, Suite 300, Atlanta, Georgia		30328
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-407-3800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

The information in this Report is furnished pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

On September 15, 2005, Newell Rubbermaid Inc. (the "Company") announced a global initiative referred to as Project Acceleration, a three-year plan to strengthen and transform its portfolio. In connection with Project Acceleration, on September 13, 2005, the Board of Directors of the Company approved a restructuring program, commencing January 1, 2006, designed to reduce manufacturing overhead to advance plans for achieving best cost position (the "Restructuring Program"). At the time of this announcement, the Company projected that the implementation and execution of the Restructuring Program would result in cumulative restructuring charges totaling between $350 and $400 million ($295-$340 million after tax).

The Company announced on February 13, 2007 that it now expects to incur cumulative restructuring charges in connection with the Restructuring Program totaling between $375 and $400 million ($315 to $340 million after tax), and to complete the program in 2009 . Approximately 60% of the restructuring costs are still expected to be cash charges. Through December 31, 2006, the Company has incurred restructuring charges of $117.6 million pursuant to the Restructuring Program.

The Company also announced that annualized savings from the Restructuring Program are now projected to exceed $150 million upon conclusion of the program, versus the Company’s original expectation of $120 million. Specifically, the Corporation expects that $50 million of savings will be realized in 2007, an additional $70 million of savings will be realized in 2008, and an additional $30 million of savings will be realized in 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

February 13, 2007	By:	/s/ Dale L. Matschullat

Name: Dale L. Matschullat
Title: Vice President, General Counsel and Corporate Secretary